Exhibit 21.1

Subsidiaries

BL Acquisition II, Inc. (Delaware)

BL Acquisition Corp. (Delaware)

Model Dental Office, LLC (Delaware)

Biolase Australia, Pty. Ltd. (AUSTRALIA)

Biolase Europe, GmbH (GERMANY)

Biolase Spain, S.L. (SPAIN)

Biolase India Private Limited (INDIA)